Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - November 20, 2006

J. Downey Bridgwater, Chairman, President

& Chief Executive Officer, (713) 507-2670

Chris Reid, Vice President

Investor Relations, (713) 507-2873

Media contact:

Graham Painter, Executive Vice President,

Corporate Communications (713) 507-2770

STERLING BANCSHARES NAMES ZACH L. WASSON AS NEW CHIEF FINANCIAL OFFICER

HOUSTON, TX, November 20, 2006 - Sterling Bancshares, Inc. (Nasdaq: SBIB), announced today that Zach L. Wasson will join the Company as Chief Financial Officer and Executive Vice President effective December 2006. Mr. Wasson brings a wealth of experience in the banking industry, having most recently served as the Chief Financial Officer and Treasurer of $8.9 billion Mississippi-based Trustmark Corporation. Prior to his sixteen years of service at Trustmark, he served as chief financial officer, treasurer, and controller for other financial institutions.

“We are extremely pleased to be able to attract someone with Zach’s ability and knowledge to Sterling,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “We will greatly benefit from Zach’s banking industry experience and we expect through his leadership to build on the momentum we have generated towards our goal of becoming a consistently high-performing financial institution.”

Mr. Wasson is a Chartered Financial Analyst® in addition to being a Certified Public Accountant. He holds an undergraduate degree in accounting and a master’s degree in business administration from Mississippi State University.

Former Chief Financial Officer Stephen C. Raffaele, CFA® will assume the position of Chief Investment Officer for Sterling and will remain Executive Vice President. He will be responsible for the growth and profitability of our Capital Markets efforts.

“Our ability to diversify our revenues to include more non-interest income is an important part of our strategic plan and with his new role Steve will be instrumental in those efforts,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “We’re extremely pleased to have someone with his track record and expertise to take on this new leadership role.”

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $4.3 billion which operates 45 banking centers in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th-largest in the United States. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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